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                                                                      EXHIBIT 99

Release Before Market Opens on Friday
For more information contact:
Monique Barton
(503) 226-2721

March  3, 2000

                        Assisted Living Concepts, Inc.
Reports the Appointment of Two Senior Executives to the Board, the Resignation
 of its Chief Financial Officer and the Formation of an Executive Committee of
                                   the Board
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     PORTLAND, OREGON, March 3, 2000 -- Assisted Living Concepts, Inc. (AMEX:
ALF), a national provider of assisted living services, today announced the appointment of W. James Nicol as Chairman of the Board and John M. Gibbons as Director and interim Chief Financial Officer.

     Mr. Nicol has over 20 years experience of senior executive management, including finance and corporate development in health care service organizations. Mr. Nicol has most recently served as the Chief Financial Officer of HemoTherapies, Inc., a San Diego based medical device start-up company. Prior to joining HemoTherapies, he served in various senior executive roles for numerous companies, including Chief Operating Officer of Laguna Medical Systems, President and Chief Executive Officer of Health Management, Inc. and Chief Financial Officer of Careline, Inc. and Quantum Health Resources, Inc. Mr. Nicol has served as a senior officer and/or a member of the Board of Directors of six publicly-traded companies.

     Mr. Gibbons brings over 16 years of public company senior management experience in finance and executive management to Assisted Living Concepts. During his six years at The Sports Club Company, a developer and operator of luxury sports and fitness clubs, Mr. Gibbons held a number of positions, including Chief Financial Officer, Chief Operating Officer and most recently President and Chief Executive Officer. He was a director of The Sports Club from 1995 through February 2000. Prior to joining The Sports Club, Mr. Gibbons was employed by Com-Systems, a publicly-traded long-distance telecommunications company, where he served in
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multiple capacities, including as Senior Vice-President, General Manager and
Chief Financial Officer. Mr. Gibbons is a Certified Public Accountant.

     "Consistent with our previously stated objective of expanding and strengthening our Board to include additional experienced directors, we are pleased to announce the appointment of Jim Nicol and John Gibbons to our Board. Both Mr. Nicol and Mr. Gibbons bring valuable accounting and finance expertise to the Company as well as strong management experience in rapid growth, multi-site operations. We believe the addition of these two highly qualified individuals is a significant step forward in the stabilization of the Company," said Keren Brown Wilson, President and Chief Executive Officer of Assisted Living Concepts.

     The Company also has announced the formation of an Executive Committee of the Board, which will be comprised of Dr. Wilson as its chairman, Jim Nicol and John Gibbons. The Executive Committee of the Board will assist the Company in formulating certain operating and financial strategies as directed by the Board of Directors. In addition, the Executive Committee of the Board will oversee the selection of a new Chief Financial Officer to replace James Cruckshank, who is leaving the Company to pursue other opportunities. Mr. Cruckshank will serve as a consultant to the Company. John Gibbons has been appointed the interim Chief Financial Officer and Jim Nicol will serve as Chairman of the Board, replacing Richard Ladd, who will continue to serve on the Board as a director.

     "We appreciate the important contributions that Mr. Cruckshank and Mr. Ladd have made to Assisted Living Concepts. I am especially pleased to have Mr. Ladd continue to serve on the Board as a director," said Dr. Wilson.

     Mr. Nicol stated, "I look forward to working closely with the Board and senior management. John and I are pleased to be part of an organization committed to providing quality healthcare services to the nation's elderly. We are all committed to assist the Company through this challenging period and will seek to maximize shareholder value over time."

     Assisted Living Concepts, Inc. operates assisted living residences for older adults who need help with the activities of daily living, such as bathing and dressing. In addition to housing, the Company provides personal care, support services, and nursing services according to the individual needs of its residents, as permitted by state regulation. This combination of housing and services provides a cost efficient alternative and provides an independent lifestyle for
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individuals who do not require the broader array of medical and health services provided by nursing facilities. The Company currently has operations in Oregon, Washington, Idaho, Nebraska, Iowa, Arizona, Texas, New Jersey, Ohio, Pennsylvania, Indiana, Louisiana, Florida, Michigan, Georgia, and South Carolina.